Exhibit p.6

Code of Ethics

The Firm1 places the highest value on ethical business practices and has adopted the following code of ethics (“Code”) that establishes the standard of business conduct that all employees must follow. In accordance with our high ethical standards and in order to assist the Firm in meeting its obligations as an investment adviser, the Code incorporates the following general principles:

•	Act in the best interests of clients.

•	Conduct Firm business and personal securities transactions in a manner consistent with the Code, which includes avoiding any abuse of an employee’s position of trust and responsibility.

•	Eliminate, adequately mitigate, or fully and fairly disclose any conflicts of interest.

•	Avoid taking any inappropriate advantage of one’s position at the Firm.

•	Maintain confidentiality of information concerning the Firm’s investment recommendations and client holdings and transactions.

•	Provide full, fair, accurate, timely, and understandable disclosure in reports required by auditors, regulators, or government bodies.

The Firm believes that these general principles not only help the Firm fulfill its obligations undertaken as an investment adviser, but also protect the Firm’s reputation and instill in its employees the Firm’s commitment to honesty, integrity, and professionalism. Employees should understand that these general principles apply to all conduct, whether or not the conduct is also covered by more specific standards or procedures set forth or described below.

Persons Covered by the Code of Ethics

The Code applies to all employees of the Firm. For purposes of the Code, all employees are supervised persons (“Supervised Persons”). Supervised Persons also include partners, officers, or directors (or other persons occupying a similar status or performing similar functions) of the Firm; any other person who provides investment advice on behalf of the Firm and is subject to the Firm’s supervision and control; and any other person or group of persons as determined by Compliance.

Each Supervised Person is required to provide a written acknowledgement of receipt of the Code and of each subsequent amendment to the Code.

Certain provisions of the Code apply only to the Firm’s access persons (“Access Persons”). The Firm’s Access Persons include Supervised Persons who have access to non-public information regarding any purchases or sales of securities on behalf of a client, who are involved

[1]	For the purposes of this Code, “Firm” refers to all entities within the D. E. Shaw group that perform investment advisory or related services.

in making securities recommendations to clients, or who have access to recommendations that are non-public. Supervised Persons should presume that they are Access Persons unless they receive written notification from Compliance that they are not Access Persons.

Compliance with Applicable Securities Laws

In addition to the general principles of conduct stated in the Code and the specific trading restrictions and reporting requirements described below, the Code requires Supervised Persons to comply with applicable U.S. federal securities laws. These laws, as they apply to private investment funds and investment advisers, include, without limitation, the Securities Act of 1933; the Securities Exchange Act of 1934; the Investment Advisers Act of 1940; the Bank Secrecy Act; the Dodd-Frank Wall Street Reform and Consumer Protection Act; and any rules adopted by the U.S. Securities and Exchange Commission or the U.S. Department of the Treasury under these or other applicable statutes.

The Code requires Supervised Persons to adhere to the applicable provisions of the Investment Company Act of 1940 with respect to a client that is a registered investment company, including taking all reasonable steps to ensure that they will not:

•	Employ any device, scheme, or artifice to defraud such client.

•	Make any untrue statement of a material fact to such client or omit to state a material fact necessary in order to make the statements made to such client, in light of the circumstances under which they are made, not misleading.

•	Engage in any act, practice, or course of business that operates or would operate as a fraud or deceit on such client.

•	Engage in any manipulative practice with respect to such client.

The Code also requires Supervised Persons to comply with applicable state securities laws and securities laws of any other countries in which they are conducting Firm business.

Personal Trading Policy

Access Persons must be familiar with and adhere to the Firm’s Personal Trading policy through which the Firm monitors and imposes restrictions on personal securities transactions and holdings. Access Persons must disclose securities information upon joining the Firm and as soon as possible after opening or becoming affiliated with a new personal (or related) account. The Firm reviews transactions and holdings to ensure compliance with the Firm’s policies. Access Persons must also obtain appropriate authorization prior to participating in private placements and other private securities transactions as outlined in the Firm’s Private Securities Transactions policy.

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Note that Access Persons may not purchase or subscribe to any initial public offerings.

Outside Activities

Any Supervised Person’s directorships, employment, or other activity outside the Firm may result in possible conflicts of interest for the employee or for the Firm and may therefore require approval by the employee’s supervisor and Compliance. In accordance with the Firm’s Outside Activities policy, written approval must be obtained by employees prior to undertaking certain activities, so that a determination may be made whether the activities interfere with any of the employee’s or Firm’s responsibilities and so that any conflicts of interest may be addressed.

Family Connections

Under the Firm’s Family Connections policy, employees must disclose certain family and/or close personal relationships that may give rise to conflicts of interest, so that the Firm may identify and address any potential concerns.

Gifts and Entertainment

Employees must also comply with the Firm’s Gifts and Entertainment policy and obtain appropriate approvals so that the Firm may ensure that any potential conflicts of interest are avoided.

Confidentiality

The Firm generates, maintains, and possesses non-public information that must be held strictly confidential by employees, subject to the terms set forth below. This information includes, without limitation, offering memoranda, investor and client lists, information about investors and clients generally, investment positions, research analyses and trading strategies, investment performance, internal communications, legal advice, and access credentials, as well as all “Confidential Information,” as such term is defined in an employee’s employment agreement. Employees may not use any confidential or proprietary information for their own benefit or for the benefit of any party other than the Firm. In addition, employees may not disclose confidential or proprietary information to anyone outside the Firm, except (1) in connection with the business of the Firm in a manner consistent with the Firm’s policies and interests; (2) as required by applicable law, regulation, or legal process; or (3) as permitted in the following paragraph.

Nothing in this Code or in any Firm employment agreement, confidentiality agreement, or any other Firm policy or agreement shall prohibit an employee, without providing notice to the Firm, from communicating directly with or providing confidential information, including documents, not otherwise protected from disclosure by any applicable legal privilege, to any regulator or any other national, federal, state, or local government agency or commission regarding possible violations of law or regulation.

Failure to maintain the confidentiality of non-public information may have serious detrimental consequences for the Firm, its clients, and the employee who breached the confidence. Please note that these confidentiality obligations and exceptions are in addition to those outlined in each employee’s employment agreement.

Reporting Misconduct

As noted in the Firm’s Internal Reporting policy, Supervised Persons are required to report any violation of the Code and encouraged to report any other violation or suspected violation of applicable law, the Firm’s Investment Adviser Compliance Manual, or other internal policies, or any other business-related misconduct by calling the Compliance Internal Reporting Hotline (x60380) or speaking with the Chief Compliance Officer. The policy applies to violations or suspected violations, whether committed by oneself or by another employee, and regardless of whether the violations are inadvertent or intentional. Any reports will be kept confidential to the extent possible, consistent with the need to conduct an adequate investigation. Supervised Persons who report a possible violation or raise a concern in good faith about another person’s violations or suspected violations will not suffer harassment, retaliation, or adverse employment consequence.

Sanctions for Violations of the Code of Ethics

A violation of any provision of the Code may result in a sanction. The Chief Compliance Officer, Executive Committee, Human Capital, and/or relevant supervisor(s) will determine the appropriate sanction on a case-by-case basis. Consistent with applicable law, sanctions may include, among others, a letter of reprimand, adjustment to compensation, financial penalty, suspension (with or without pay), demotion, or termination of employment.

Administration of the Code of Ethics

The Firm provides each Supervised Person with a copy of the Code and will provide a copy of each amendment to the Code. Compliance will review all reports submitted pursuant to the Code, including personal and related transaction reports of Access Persons, to ensure transactions are consistent with the Private Securities Transactions and Personal Trading policies and do not otherwise indicate any improper activities. Compliance also ensures that all books and records relating to the Code are properly maintained as required by applicable securities laws.

Please contact Compliance with any questions relating to this Code.

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